EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                          OF ARTICLES OF INCORPORATION

                                       OF

                              NATEXCO CORPORATION

       The undersigned Company, in order to amend its Articles of Incorporation, hereby certifies as follows:

       FIRST: The name of the Company is Natexco Corporation.

       SECOND: The Company hereby amends its Articles of Incorporation as follows:

              Article First of the Company's Articles of Incorporation is amended to change the name of the Company. Said Article First of the Articles of Incorporation is hereby deleted in its entirety and substituted by the following in its place and stead:

              "FIRST. Name. The name of the corporation is:

                             DIOMED HOLDINGS, INC."

       THIRD: The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater portion of the voting power as may be required in the case of vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is 5,623,900 (61.1%).

       IN WITNESS WHEREOF, the undersigned hereby executes this document and affirms the facts set forth herein are true under penalties of perjury as of this 6th day of February, 2002.

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Gerald A. Mulhall                              Anthony Mulhall
President                                      Secretary